Exhibit 99.1 – Report of the Audit Committee

Report of the Audit Committee

February 21, 2003

Board of Directors
Electronic Systems Technology, Inc.

The Audit Committee has conducted oversight activities for Electronic Systems Technology, Inc. in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing and independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants.

The Audit Committee, with the assistance of the Company's accounting department and Management, has fulfilled its objectives and responsibilities as specified by the Audit Committee charter, and has provided adequate and appropriate independent oversight and monitoring of Electronic Systems Technology's systems of internal control for the year ended December 31, 2002.

These activities included, but were not limited to, the following accomplishments for the year ended December 31, 2002:

Reviewed and discussed the audited financial statements for the year ended December 31, 2002 with Management

Discussed with Moe O'Shaughnessy & Associates, P.S. matters requiring discussion by Statement of Auditing Standards (SAS) No. 61.

Discussed with, and received written disclosures and a letter from Moe O'Shaughnessy & Associates, P.S. relating to their independence, as required by Independence Standards Board Standard No. 1.

Based on the above, the Audit Committee recommends the audited financial statements for the year ended December 31, 2002 be included in Electronic Systems Technology's Annual Report on Form 10KSB to be filed with the Securities and Exchange Commission.

Respectfully submitted,

Electronic Systems Technology, Inc Audit Committee

Melvin H. Brown, Chairman
John L. Schooley
Robert Southworth